Contact:                 Investor Relations
Owens Realty Mortgage, Inc.
www.owensmortgage.com
(925) 239-7001

Owens Realty Mortgage, Inc. Secures Construction Loan
for Development of the Zalanta Resort at the Village Project in South Lake Tahoe

WALNUT CREEK, CA. – August 8, 2016 – Owens Realty Mortgage, Inc. (NYSE MKT: ORM) (the “Company”) announced today that Zalanta Resort at the Village, LLC (“ZRV) and Zalanta Resort at the Village – Phase II, LLC (“ZRVII” and, together with ZRV, the “Borrowers”), wholly-owned subsidiaries of the Company, have entered into a Construction Loan Agreement (the “Loan Agreement”) with Western Alliance Bank (“Lender”).  The Loan Agreement and related documents, which were filed today with the Securities and Exchange Commission pursuant to a Current Report on Form 8-K, provide Borrowers with a loan (the “Loan”) of up to $31,000,000.  The  Loan proceeds will be used  for the purpose of financing the construction of a new mixed-use retail and residential condo building (the “Project”) on land owned by ZRV (the “Premises”) in South Lake Tahoe. This Project is the Company’s second development in South Lake Tahoe, as the first phase retail project was completed on adjacent parcels owned by Tahoe Stateline Venture, LLC (also wholly-owned by the Company) in the fourth quarter of 2014.

All outstanding borrowings under the Loan will bear interest at the Wall Street Journal Prime Rate plus 1.50% (calculated on a floating daily basis) (the “Note Rate”), but in no event will the Note Rate be lower than the floor rate of five percent (5.0%) per annum. The Note Rate determined as of August 3, 2016 is five percent (5.0%) per annum.  Upon a default under the Loan documents the Note Rate increases by an additional five percent (5.0%) per annum.  Interest only payments are payable monthly from an established interest reserve. In addition on the last day of the calendar quarter in which a Certificate of Occupancy is obtained with respect to completion of the first condominium in the Project, and continuing on the last day of each calendar quarter thereafter during the term of the Loan, Borrowers are required to repay $6 million of principal (the “Curtailment Requirement”). The balance of the Loan is due on August 3, 2018.

The Loan is secured by a first priority lien on the Premises and certain additional property owned by ZRVII, and all related improvements, amenities, appurtenances, rents and other interests in the Premises as described in the Loan documents. Lender also required completion and repayment guarantees from the Company. The Loan documents contain provision that allow for the sale of individual condominiums in the Project during the term of the Loan, and the removal of those units from the collateral base  in exchange for payment of proceeds of the sales to Lender.  Any such payment of sales proceeds to Lender will be applied to reduce the principal balance of the Loan and will reduce the quarterly Curtailment Requirement.

“Obtaining this loan is an important step in our plan to complete development of the Zalanta Resort at the Village project. We are confident that the successful development and sale of the condominiums and lease of the retail portion of the Project will have a positive impact on the value of our remaining property in South Lake Tahoe,” commented Bryan Draper, President and CEO of Owens Realty Mortgage.

About Owens Realty Mortgage, Inc.

Owens Realty Mortgage, Inc., a Maryland corporation, is a specialty finance mortgage company organized to qualify as a real estate investment trust (“REIT”) that focuses on the origination, investment, and management of small balance and middle-market commercial real estate loans. We provide customized, short-term acquisition and transition capital to commercial real estate investors that require speed and flexibility. Our primary objective is to provide investors with attractive current income and long-term shareholder value. Owens Realty Mortgage, Inc., is headquartered in Walnut Creek, California, and is externally managed and advised by Owens Financial Group, Inc.

Additional information can be found on the Company’s website at www.owensmortgage.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements about Owens Realty Mortgage Inc.'s plans, strategies, and prospects, including the timing and amount of borrowings available under the new construction loan, are based on current information, estimates, and projections; they are subject to risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "target," "assume," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believe," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.

Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. Additional information concerning these and other risk factors is contained in the Company's most recent filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements concerning the Company or matters attributable to the company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

SOURCE: Owens Realty Mortgage, Inc.